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EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Supernus Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-181479, 333-201049, 333-216135) on Form S-8, and (No. 333-200716) on Form S-3 of Supernus Pharmaceuticals, Inc. of our report dated March 16, 2017, with respect to the consolidated balance sheets of Supernus Pharmaceuticals, Inc. and subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 Annual Report on Form 10-K of Supernus Pharmaceuticals, Inc.

Our report dated March 16, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that Supernus Pharmaceuticals, Inc. did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to inadequately trained resources with assigned responsibility and accountability over the design and operation of internal controls; an ineffective risk assessment process that assessed necessary changes in financial reporting and internal controls impacted by changes in information technology systems; ineffective operation of controls over the completeness and accuracy of key assumptions and data analyzed by a third party consultant and used to determine the returns portion of accrued sales deductions; and ineffective general information technology controls over the Microsoft Dynamics AX information technology system and the employee expense reimbursement system, that resulted in ineffective process-level automated and manual controls related to these IT systems, have been identified and included in management's assessment.

/s/ KPMG LLP

Baltimore, Maryland
March 16, 2017

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  EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM